Filed pursuant to Rule 433

Registration Statement No. 333-156913

April 7, 2010

Relating to Preliminary Prospectus Supplement

dated April 7, 2010

Final Termsheet

Issuer:	Republic of Colombia
Transaction:	7.75% Global TES Bonds due 2021
Expected Issue Ratings*:	Ba1/BB+/BB+
Format:	SEC Registered
Issue Currency:	Colombian Pesos
Payment Currency:	U.S. dollars
Principal Amount:	Ps. 1,528,831,000,000 (equivalent to US$799,986,918.32)
Representative Market Rate:	Ps. 1,911.07 /USD on April 7, 2010
Pricing Date:	April 7, 2010
Settlement Date:	April 14, 2010 (T+5)
Optional Redemption:	None
Maturity Date:	April 14, 2021
Interest Payment Dates:	April 14th of each year, commencing April 14, 2011, to the holders of record on the March 30th preceding each payment date.
Yield to Maturity:	7.75%
Coupon:	7.75%
Price:	100.00% plus accrued interest, if any, from April 14, 2010
Net Proceeds (before expenses) to Issuer:	US$796,386,977.19 plus accrued interest, if any, from April 14, 2010
Day Count:	NL/365
Denominations:	Ps. 5,000,000 and increments of Ps. 1,000,000 in excess thereof
Listing and Trading:	Application will be made to list the Bonds on the official list of the Luxembourg Stock Exchange and to trade on the Euro MTF Market
Bookrunners:	Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc.
Billing and Delivering:	Credit Suisse Securities (USA) LLC

Preliminary Prospectus Supplement:	http://sec.gov/Archives/edgar/data/917142/000119312510078022/d424b3.htm
Allocation:	Credit Suisse Securities (USA) LLC Ps. 764,415,500,000 Deutsche Bank Securities Inc. Ps. 764,415,500,000
Clearing:	Euroclear/Clearstream

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037 or Deutsche Bank Securities Inc. toll-free at 1-800-503-4611.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.